Exhibit 99.1

Energy Recovery, Inc. Reports Third Quarter 2009 Financial Results

SAN LEANDRO, Calif.--(BUSINESS WIRE)--November 5, 2009--Energy Recovery, Inc. (Nasdaq:ERII), a leader in the design and development of energy recovery devices for desalination, announced today the results of its third quarter ended September 30, 2009. In the third quarter, ERI achieved net revenue of $9.5 million and a net profit of $550,000 or $0.01 per diluted share. Both the net revenue and net profit were in line with the Company’s guidance.

“Our third quarter results were in line with our expectations and we are preparing for a busy fourth quarter,” said GG Pique, President and CEO of Energy Recovery, Inc. “In addition, we are starting to book orders for delivery in 2010 and, with the credit markets beginning to stabilize, we believe the stage is being set for improvement in top line growth in 2010 and even more growth in 2011 as pent-up demand is satisfied.”

ERI provides the following guidance for the fourth quarter of 2009 and the full year:

	Q4 2009	Fiscal Year 2009

Estimated net revenue	$14.5 to $16.5 million	$46 to $48 million

Estimated net income	$1.4 to $2.1 million	$3.5 to $4.0 million

Estimated earnings per diluted share	$0.03 to $0.04	$0.07 to $0.08

ERI estimates that for 2010, its net revenue will improve by 25% over 2009.

Forward Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements about ERI’s estimated net revenue, net income and earnings per diluted share for the fourth quarter of 2009 and for the 2009 and 2010 fiscal years. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in those forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, delays in, or cancellation of, the construction of desalination plants, the inability of our customers to obtain project financing, delays in governmental approvals, changes in end users’ budgets for desalination plants or the timing of their purchasing decisions, the world economic crisis and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”). All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. For more details relating to the risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings.

Conference Call to Discuss Third Quarter 2009 Results

The conference call scheduled today at 1:30 p.m. PDT will be in a "listen-only" mode for all participants other than the investment professionals who regularly follow the Company. The toll-free phone number for the call is 888-549-7750 or 480-629-9866 and the access code is 4171252. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 800-406-7325 or 303-590-3030, Access Code: 4171252, until Thursday, November 19, 2009. Investors may also access the live call or the replay over the internet at www.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

About ERI®

Energy Recovery, Inc. (NASDAQ:ERII) designs and develops energy recovery devices that help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger™ (PX™) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of seawater reverse osmosis systems at up to 98% efficiency. The company is headquartered in the San Francisco Bay Area with offices in key desalination centers worldwide, including Madrid, Shanghai, Florida and the United Arab Emirates. For more information on ERI and PX technology, please visit www.energyrecovery.com.

Unaudited Financial Results

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$74,725	$79,287
Restricted cash	2,938	246
Accounts receivable, net of allowance for doubtful accounts of $28 and $59 at September 30, 2009 and December 31, 2008, respectively	10,319	20,615
Unbilled receivables, current	6,315	4,948
Inventories	10,510	8,493
Deferred tax assets, net	1,950	1,755
Prepaid income taxes	749	-
Prepaid expenses and other current assets	1,515	984
Total current assets	109,021	116,328
Unbilled receivables, non-current	229	1,929
Restricted cash, non-current	2,588	19
Property and equipment, net	7,031	1,845
Intangible assets, net	309	321
Deferred tax assets, non-current, net	106	119
Other assets, non-current	52	51
Total assets	$119,336	$120,612
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$803	$2,270
Accrued expenses and other current liabilities	4,778	4,787
Income taxes payable	38	1,657
Accrued warranty reserve	312	270
Deferred revenue	1,549	4,000
Current portion of long-term debt	128	172
Current portion of capital lease obligations	36	37
Total current liabilities	7,644	13,193
Long-term debt	245	385
Capital lease obligations, non-current	-	27
Other non-current liabilities	4	8
Total liabilities	7,893	13,613
Commitments and Contingencies (Note 6)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 50,164,317 and 50,015,718 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	50	50
Additional paid-in capital	100,749	98,527
Notes receivable from stockholders	(88)	(296)
Accumulated other comprehensive loss	(63)	(44)
Retained earnings	10,795	8,762
Total stockholders’ equity	111,443	106,999
Total liabilities and stockholders’ equity	$119,336	$120,612

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net revenue	$9,545	$9,044	$31,280	$30,125
Cost of revenue	3,387	3,497	11,251	11,122
Gross profit	6,158	5,547	20,029	19,003
Operating expenses:
General and administrative	3,043	2,696	9,705	8,211
Sales and marketing	1,634	1,467	4,795	4,263
Research and development	779	678	2,409	1,723
Total operating expenses	5,456	4,841	16,909	14,197
Income from operations	702	706	3,120	4,806
Other income (expense):
Interest expense	(10)	(17)	(34)	(62)
Interest and other income (expense), net	30	217	59	841
Income before provision for income taxes	722	906	3,145	5,585
Provision for income taxes	172	283	1,112	2,186
Net income	$550	$623	$2,033	$3,399
Earnings per share:
Basic	$0.01	$0.01	$0.04	$0.08
Diluted	$0.01	$0.01	$0.04	$0.07
Number of shares used in per share calculations:
Basic	50,160	49,646	50,120	43,114
Diluted	52,584	52,396	52,614	45,647

CONTACT:
Energy Recovery, Inc.
Tom Willardson, 510-483-7370
Chief Financial Officer